Exhibit 99.1

PO Box 27347
Omaha NE 68127-0347
Phone: (402) 596-8900
Fax (402) 537-6104
Internet: www.infoGROUP.com
FOR IMMEDIATE RELEASE
May 4, 2009
CONTACT:
Lisa Olson
Senior Vice President, Corporate Relations
Phone: (402) 593-4541
E-Mail: ir@infogroup.com
infoGROUP Adopts Stockholder Rights Plan
(OMAHA, NE)—infoGROUP (NASDAQ: IUSA), the leading provider of data driven and interactive resources for targeted sales, marketing and research solutions, announced today that its Board of Directors approved the adoption of a stockholder rights plan designed to protect stockholders in the event of an unsolicited takeover proposal. Under the plan, one right will be distributed as a dividend on each share of the company’s common stock held of record as of the close of business on May 20, 2009. The distribution of the rights is not taxable to stockholders.
Each right, if and when it becomes exercisable, entitles the holder to buy one one-thousandth of a share of the company’s Series A Participating Preferred Stock for $18.00 (subject to adjustment). If any person or group becomes, or commences a tender offer to become, the beneficial owner of 15% or more of infoGROUP’s common stock at any time after the date of the rights plan (with certain limited exceptions), then:
•	each right not owned by such person or group will entitle its holder to purchase, at the right’s then-current exercise price, shares of common stock of the company or,

•	in certain circumstances, shares of common stock of the acquiring person, having a market value of twice the right’s then-current exercise price.
The rights plan will expire on May 20, 2019, unless the rights are earlier redeemed.
Rights plans are generally designed to protect stockholders from abusive takeover tactics and to encourage any potential buyer to negotiate directly with the board before attempting a takeover. The company indicated that the rights plan is not a response to any current accumulation of shares or specific effort to acquire control of infoGROUP. Rather, the company believes the rights plan is an appropriate response to the present economic environment and, to ensure that the rights plan continues to be in the interests of infoGROUP and its stockholders, a committee of independent directors will evaluate the rights plan once every three years.
infoGROUP will file a Form 8-K and Form 8-A with the Securities and Exchange Commission that will contain additional information regarding the terms and conditions of the rights plan.

About infoGROUP
infoGROUP (NASDAQ: IUSA) is the leading provider of data and interactive resources that enables targeted sales, effective marketing and insightful research solutions. Our information powers innovative tools and insight for businesses to efficiently reach current and future customers through multiple channels, including the world’s most dominant and powerful Internet search engines and GPS navigation systems. infoGROUP headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127. For more information, call (402) 593-4500 or visit www.infogroup.com.consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoGROUP has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.